Exhibit 99.1

Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION REPORTS
2013 FOURTH QUARTER AND FULL YEAR RESULTS

(Tampa, FL, February 24, 2014) - Masonite International Corporation ("Masonite" or the "Company") (NYSE: DOOR) today announced results for the three months and fiscal year ended December 29, 2013 that were in line with previously announced preliminary results.

Executive Summary

•	Net sales increased $2.3 million, or 0.5%, to $420.5 million and $55.1 million, or 3.3%, to $1,731.1 million for the fourth quarter and fiscal year, respectively, over the comparable 2012 periods.

•
Net loss attributable to Masonite increased $0.1 million to $7.6 million, or $0.25 per diluted share, and decreased $12.2 million to $11.0 million, or $0.39 per diluted share in the fourth quarter and fiscal year, respectively, versus the comparable 2012 periods.

•
Adjusted EBITDA[1] decreased $7.8 million, or 30.5%, to $17.8 million and increased $8.6 million, or 8.8%, to $105.9 million in the fourth quarter and fiscal year, respectively, versus the comparable 2012 periods.

"2013 was an important year for Masonite as two successful U.S. residential wholesale price increases allowed North American average unit price to turn positive for the first time in several years,” said Fred Lynch, President and CEO. “Even more importantly, we recently implemented additional price increases across all North American residential distribution points as we strive to achieve appropriate value for the high quality products and services we provide.”

Fourth Quarter 2013 Discussion

Net sales increased 0.5% to $420.5 million in the three months ended December 29, 2013, from $418.2 million in the comparable period of 2012. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 1.7% to $425.3 million. This increase was primarily due to a $14.4 million improvement in average unit prices partially offset by a $2.4 million decline due to lower unit volumes.

1 See "Non-GAAP Financial Measure and Related Information" for definition and reconciliation to net income (loss) attributable to Masonite.

Net sales in the North America segment increased 5.2% to $322.5 million in the three months ended December 29, 2013, from $306.5 million in the three months ended December 30, 2012. The increase was primarily driven by improvements in average unit prices and increased unit volumes.

Net sales in the Europe, Asia and Latin America segment decreased 11.3% to $81.6 million in the three months ended December 29, 2013, from $92.0 million in the three months ended December 30, 2012. The decrease in net sales was primarily the result of lower unit volumes due to a strategic shift in our product lines and customer base in France as well as the decision to exit the Polish market.

Net sales in the Africa segment decreased 17.3% to $16.3 million in the three months ended December 29, 2013, from $19.7 million in the three months ended December 30, 2012. The decrease in net sales was primarily the result of a negative foreign exchange impact of $2.6 million and a decrease in unit volumes of $3.5 million, partially offset by an increase in average unit price of $2.7 million.

Total company gross profit decreased to $51.5 million in the three months ended December 29, 2013, from $52.9 million in the three months ended December 30, 2012. Gross profit margin decreased 40 basis points to 12.2% of net sales in the fourth quarter of 2013, from 12.6% of net sales in the fourth quarter of 2012.

In the three months ended December 29, 2013, selling, general and administrative expenses increased $2.3 million to $54.7 million, from $52.4 million in the three months ended December 30, 2012. This increase was primarily due to a $3.3 million benefit in the fourth quarter of 2012 related to a business interruption insurance claim associated with our Marshfield acquisition. Also contributing to the increase were $1.4 million of increased salaries and commissions as well as $0.4 million costs related to the registration and listing of Masonite's common shares. These increases were partially offset by a reduction in impairment and losses on sales of property, plant and equipment of $3.3 million. Overall selling, general and administrative expenses as a percentage of net sales increased 50 basis points in the fourth quarter of 2013 to 13.0%, from 12.5% in 2012.

Net loss attributable to Masonite increased $0.1 million to $7.6 million or $0.25 per diluted share, in the three months ended December 29, 2013, from $7.5 million or $0.27 per diluted share in the three months ended December 30, 2012.

Adjusted EBITDA decreased 30.5% to $17.8 million in the three months ended December 29, 2013, from $25.6 million in the comparable period of 2012.

Full Year 2013 Discussion

Net sales increased 3.3% to $1,731.1 million in the year ended December 29, 2013, from $1,676.0 million in 2012. Excluding the unfavorable impact of foreign exchange, net sales would have increased 4.2% to $1,746.8 million. This increase was due to $30.3 million related to increased unit volumes and $50.1 million related to higher average unit prices, partially offset by lower external sales of other products.

Net sales in the North America segment increased 8.0% to $1,321.6 million in the year ended December 29, 2013, from $1,224.1 million in the year ended December 30, 2012. This increase was primarily driven by an increase in unit volumes, which contributed $67.4 million and higher average unit prices of $36.9 million.

Net sales in the Europe, Asia and Latin America segment decreased 8.2% to $339.9 million in the year ended December 29, 2013, from $370.3 million in the year ended December 30, 2012. The decrease in net sales was primarily the result of lower unit volumes due to the broader adverse economic conditions in Europe, a strategic shift in our customer and product lines in France and the decision to exit the Polish market.

Net sales in the Africa segment decreased 14.7% to $69.6 million in the year ended December 29, 2013, from $81.6 million in the year ended December 30, 2012. The decrease in net sales was primarily the result of a $12.3 million unfavorable impact from foreign exchange and $3.8 million related to a decrease in unit volumes, partially offset by an increase in average unit price of $4.1 million.

Total company gross profit increased to $225.5 million in the year ended December 29, 2013, from $216.3 million in the year ended December 30, 2012. Gross profit margin increased 10 basis points to 13.0% of net sales in the year ended December 29, 2013 from 12.9% of net sales in the year ended December 30, 2012.

Selling, general and administrative expenses increased $1.0 million to $209.1 million in the year ended December 29, 2013, from $208.1 million in the year ended December 30, 2012. A majority of the increase in 2013 was due to increases in depreciation, amortization and impairment of $2.7 million, costs related to the registration and listing of Masonite's shares of $2.4 million and employee stock compensation expense of $1.2 million. In 2013, Masonite also recorded an incremental $1.2 million non-recurring benefit related to the final resolution of the Marshfield business interruption insurance claim noted above and recorded a $3.9 million reduction in impairment and losses on sales of property, plant and equipment. Overall, selling, general and administrative expenses as a percentage of net sales decreased 30 basis points in the year ended December 29, 2013 to 12.1%, from 12.4% in the year ended December 30, 2012.

Net loss attributable to Masonite decreased $12.2 million to $11.0 million or $0.39 per diluted share in the year ended December 29, 2013 from $23.2 million or $0.84 per diluted share in the year ended December 30, 2012.

Adjusted EBITDA increased 8.8% or $8.6 million to $105.9 million in the year ended December 29, 2013, from $97.3 million in the year ended December 30, 2012. Adjusted EBITDA in 2013 included a $1.2 million net recovery related to the final resolution of the Marshfield business interruption insurance claim.

Subsequent Events

On January 21, 2014 Masonite issued and sold $125 million of 8.25% Senior Notes due 2021 in a private offering exempt from the registration requirements of the Securities Act of 1933. The add-on notes priced at 108.75% plus accrued interest from October 15, 2013, to yield to worst 5.704%. The Company used a portion of the proceeds for today's announced acquisition of Door-Stop International and intends to use the remaining net proceeds from the sale of the notes for general corporate purposes, which may include funding future acquisitions.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on February 24, 2014. Access to the live audio webcast beginning at 9:00 a.m. ET can be obtained on the Masonite website under Investors > Events & Presentations. The webcast can be accessed at: 4Q13 Webcast Link.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through March 7, 2014. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13574652.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in 80 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This document includes forward-looking statements, all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as "may," "might," "will," "should," "would," "outlook," "estimates," "projects," "plans," "anticipates," "expects," "intends," "forecasts," "targets," "believes," and other words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements reflect management's current beliefs and are based on information currently available to management. All forward-looking statements in this document are qualified by these cautionary statements. These forward-looking statements are likely to address, but may not be limited to, the Company's strategies relating to growth and cost containment; the Company's future operations; the Company's ability to effectively integrate acquisitions and achieve the intended benefits and synergies of the acquisitions; political and economic stability, especially in the geographic areas where the Company manufactures or sells its product; and improving global conditions in the door manufacturing and housing industries consistent with the Company's assumed levels of housing starts and repair, renovation and remodeling. Readers must carefully consider any such statements and should understand that such statements are based on management's current estimates and assumptions and are subject to many factors, risks and uncertainties which could cause actual results and developments to differ materially from the Company's forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other known and unknown risks and uncertainties, including: general economic, market and business conditions; levels of residential new construction, residential repair, renovation and remodeling and non-residential building construction activity; competition; our ability to successfully implement our business strategy; ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes and our senior secured asset-based credit facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; new contractual commitments; the ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility; and other factors publicly disclosed by the Company from time to time. No forward-looking statement can be guaranteed and actual future results may vary materially. Therefore, we caution you not to place undue reliance on our forward-looking statements. The Company disclaims any responsibility to update these forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law.

Non-GAAP Financial Measure and Related Information
Adjusted EBITDA is a measure used by management to measure operating performance. Beginning in the fourth quarter of 2013, we revised our calculation of Adjusted EBITDA to exclude costs related to the registration and listing of Masonite's common shares. Management believes that the revised definition of Adjusted EBITDA better reflects the underlying performance of our reportable segments. The revision to this definition had no impact on our reported Adjusted EBITDA for the three months or year ended December 30, 2012, or January 1, 2012. As revised, Adjusted EBITDA is defined as net income (loss) attributable to Masonite plus depreciation, amortization of intangible assets, restructuring costs, loss (gain) on sale of property, plant and equipment, impairment of property, plant and equipment, registration and listing fees, interest expense, net, other expense (income), net, income tax expense (benefit), loss (income) from discontinued operations, net of tax, net income attributable to non-controlling interest and share based compensation expense. Adjusted EBITDA is not a measure of financial condition or profitability under GAAP, and should not be considered as an alternative to (i) net income (loss) or net income (loss) attributable to Masonite determined in accordance with GAAP or (ii) operating cash flow determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of Adjusted EBITDA in this press release is appropriate to provide additional information to investors about our operating performance. Not all companies use identical calculations, and as a result, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Moreover, Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in our ABL Facility or our senior notes. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. The table below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Net sales	$420,475	$418,159	$1,731,143	$1,676,005
Cost of goods sold	369,007	365,301	1,505,636	1,459,701
Gross profit	51,468	52,858	225,507	216,304

Selling, general and administration expenses	54,692	52,412	209,070	208,058
Restructuring costs	6,163	6,380	10,630	11,431
Operating income (loss)	(9,387)	(5,934)	5,807	(3,185)

Interest expense (income), net	8,442	8,381	33,230	31,454
Other expense (income), net	3,092	(669)	2,316	528
Income (loss) from continuing operations before income tax expense (benefit)	(20,921)	(13,646)	(29,739)	(35,167)

Income tax expense (benefit)	(13,661)	(7,027)	(21,377)	(13,365)
Income (loss) from continuing operations	(7,260)	(6,619)	(8,362)	(21,802)

Income (loss) from discontinued operations, net of tax	(402)	(40)	(598)	1,480
Net income (loss)	(7,662)	(6,659)	(8,960)	(20,322)

Less: net income (loss) attributable to non-controlling interest	(73)	792	2,050	2,923
Net income (loss) attributable to Masonite	$(7,589)	$(7,451)	$(11,010)	$(23,245)

Earnings (loss) per common share attributable to Masonite:
Basic	$(0.25)	$(0.27)	$(0.39)	$(0.84)
Diluted	$(0.25)	$(0.27)	$(0.39)	$(0.84)

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$(0.28)	$(0.26)	$(0.37)	$(0.89)
Diluted	$(0.28)	$(0.26)	$(0.37)	$(0.89)

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	December 29, 2013	December 30, 2012
Current assets:
Cash and cash equivalents	$100,873	$122,314
Restricted cash	13,831	12,769
Accounts receivable, net	243,823	256,666
Inventories, net	218,348	208,783
Prepaid expenses	22,371	19,546
Assets held for sale	3,408	7,211
Income taxes receivable	3,250	6,502
Current deferred income taxes	17,840	18,681
Total current assets	623,744	652,472
Property, plant and equipment, net	630,279	648,360
Investment in equity investees	7,483	7,633
Goodwill	78,404	78,122
Intangible assets, net	203,714	219,624
Long-term deferred income taxes	23,363	14,502
Other assets, net	24,158	25,235
Total assets	$1,591,145	$1,645,948

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$98,936	$93,311
Accrued expenses	128,924	139,383
Income taxes payable	732	2,194
Total current liabilities	228,592	234,888
Long-term debt	377,861	378,848
Long-term deferred income taxes	108,924	119,139
Other liabilities	50,206	75,258
Total liabilities	765,583	808,133
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 29,085,021 and 27,943,774 shares issued and outstanding as of December 29, 2013, and December 30, 2012, respectively.	646,196	633,910
Additional paid-in capital	230,306	240,784
Accumulated deficit	(60,177)	(49,167)
Accumulated other comprehensive income (loss)	(19,601)	(18,984)
Total equity attributable to Masonite	796,724	806,543
Equity attributable to non-controlling interests	28,838	31,272
Total equity	825,562	837,815
Total liabilities and equity	$1,591,145	$1,645,948

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
TO GAAP FINANCIAL MEASURE
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Year Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Adjusted EBITDA	$17,807	$25,617	$105,877	$97,261
Less (plus):
Depreciation	14,398	15,862	62,080	63,348
Amortization of intangible assets	4,175	4,006	17,058	15,076
Share based compensation expense	2,000	1,912	7,752	6,517
Loss (gain) on disposal of property, plant and equipment	35	2,041	(1,775)	2,724
Impairment of property, plant and equipment	—	1,350	1,904	1,350
Registration and listing fees	423	—	2,421	—
Restructuring costs	6,163	6,380	10,630	11,431
Interest expense (income), net	8,442	8,381	33,230	31,454
Other expense (income), net	3,092	(669)	2,316	528
Income tax expense (benefit)	(13,661)	(7,027)	(21,377)	(13,365)
Loss (income) from discontinued operations, net of tax	402	40	598	(1,480)
Net income (loss) attributable to non-controlling interest	(73)	792	2,050	2,923
Net income (loss) attributable to Masonite	$(7,589)	$(7,451)	$(11,010)	$(23,245)